AGREEMENT

                              FOR

                     THE PURCHASE AND SALE

                               OF

                            PROPERTY

                            between

                   HOWARD HUGHES PROPERTIES,
                      LIMITED PARTNERSHIP

                              and


                ARDEN REALTY LIMITED PARTNERSHIP


                     September 12, 1997


                       TABLE OF CONTENTS
                                                          PAGE #

ARTICLE ONE                                                 -1-
          PURCHASE AND SALE OF PROPERTY                     -1-
          1.1     Sale of Property                          -1-
          1.2     Definition of Property                    -1-
          1.3     Exclusions                                -2-

ARTICLE TWO                                                 -2-
          PURCHASE PRICE                                    -2-
          2.1     Purchase Price                            -2-
          2.2     Earnest Money Deposit                     -2-
          2.3     Cash Balance Due                          -3-
          2.4     Investment of Deposit                     -3-

ARTICLE THREE                                               -3-
          ESCROW                                            -3-
          3.1     Escrow Instructions                       -3-
          3.2     Definition of "Close of Escrow"           -3-
          3.3     Operation of Property                     -3-
          3.4     Declaration of Special Land
                     Use Restrictions                       -4-
          3.5     Auditing                                  -4-

ARTICLE FOUR                                                -5-
          CONDITION OF TITLE                                -5-
          4.1     Permitted Exceptions                      -5-
                  (a) Preliminary Title Report              -5-
                  (b)  Other Matters                        -5-
                  (c)  Survey Matters                       -5-
                  (d)  Taxes                                -5-
          4.2     Title Insurance Policy                    -5-

ARTICLE FIVE                                                -6-
          CONDITIONS PRECEDENT TO CLOSE OF ESCROW           -6-
          5.1     HHP's Conditions                          -6-
                  (a)  Funds                                -6-
                  (b)  Default                              -6-
                  (c)  Assumption of Liability              -6-
          5.2     Buyer's Conditions                        -6-
                  (a)  Contingency Period                   -6-
                  (b)  Title Review Period                  -7-
                  (c)  HHP Default                          -8-
                  (d)  Assignment Documents                 -8-
                  (e)  Survey Review Period                 -9-
                  (f)  Estoppel Certificates                -9-
                  (g)  Casualty or Condemnation            -10-
                  (h)  Disclosure of Contracts             -10-

ARTICLE SIX                                                -11-
          CLOSE OF ESCROW                                  -11-
          6.1     Date of Close                            -11-
          6.2     Escrow Cancellation                      -11-
                  (a)  HHP Default                         -11-
                  (b)  Buyer Default                       -11-
          6.3     Items to be Delivered into Escrow        -12-
                  (a)  By HHP                              -12-
                  (b)  By Buyer                            -12-
          6.4     Escrow Holder's Instructions             -12-
                  (a)  Date Documents                      -12-
                  (b)  Declaration of Value                -12-
                  (c)  Record                              -13-
                  (d)  Deliver Funds                       -13-
                  (e)  Deliver Title Policy                -13-
                  (f)  Information Return                  -13-
                  (g)  Assignment and Assumption Documents -13-
          6.5     Post-Closing Matters                     -13-
                  (a)  To HHP                              -13-
                  (b)  To Buyer                            -13-

ARTICLE SEVEN                                              -14-
          COSTS AND PRORATIONS                             -14-
          7.1     Prorations                               -14-
          7.2     Costs to be Paid by HHP                  -14-
          7.3     Costs to be Paid by Buyer                -15-
          7.4     "Buyer's Closing Expenses" Defined       -15-

ARTICLE EIGHT                                              -15-
          BUYER'S REPRESENTATIONS AND WAIVERS              -15-
          8.1     Authority; Qualification                 -15-
          8.2     Condition of Property; Inspection        -15-

ARTICLE NINE                                               -17-
          HHP'S REPRESENTATIONS                            -17-
          9.1     Authority                                -17-
          9.2     Contracts                                -17-
          9.3     Rent Roll                                -17-
          9.4     Operating Statements                     -17-
          9.5     Material Adverse Information             -17-
          9.6     Expiration Period of Representations
                     and Warranties                        -17-
          9.7     HHP's Actual Knowledge                   -18-
          9.8     Waiver                                   -18-
          9.9     No Other Representations or Warranties   -18-

ARTICLE TEN                                                -18-
          ENTRY BY BUYER ONTO THE PROPERTY                 -18-

ARTICLE ELEVEN                                             -19-
          DEFAULT AND REMEDIES                             -19-
          11.1     Buyer's Events of Default               -19-
                   (a)  Delivery of Funds                  -19-
                   (b)  Bankruptcy                         -19-
                   (c)  Acts or Omissions                  -19-
                   (d)  Representations and Warranties     -19-
           11.2     HHP's Events of Default                -20-
                   (b)  Bankruptcy                         -20-
                   (c)  Acts or Omissions                  -20-
                   (d)  Representations and Warranties     -20-
           11.3     HHP's Remedies                         -20-
                   (a)  LIQUIDATED DAMAGES                 -20-
                   (b)  Post Closing                       -21-
           11.4     Buyer's Remedies                       -21-
                   (a)  Specific Performance               -21-
                   (b)  Terminate                          -21-

ARTICLE TWELVE                                             -21-
          RISK OF LOSS                                     -21-

ARTICLE THIRTEEN                                           -22-
          BROKERAGE COMMISSIONS                            -22-

ARTICLE FOURTEEN                                           -22-
          MISCELLANEOUS                                    -22-
          14.1     Notices                                 -22-
          14.2     Time of the Essence                     -23-
          14.3     Interpretation; Governing Law           -23-
          14.4     Attorneys' Fees                         -23-
          14.5     Further Assurances; Survival            -23-
          14.6     Entire Agreement; Amendments            -23-
          14.7     No Waiver                               -24-
          14.8     No Assignment                           -24-
          14.9     Binding Effect                          -24-
          14.10    Headings; Exhibits; Cross References    -24-
          14.11    Severability                            -24-
          14.12    Performance of Acts on Business Days    -24-
          14.13    Backup Withholding                      -24-
          14.14    No Third Party Beneficiaries            -25-
          14.15    Effective Date                          -25-
          14.16    HHP's 1031 Exchange                     -25-
          14.17    Facsimile Signatures                    -25-


                   AGREEMENT FOR PURCHASE AND
                     SALE OF REAL PROPERTY


          THIS AGREEMENT (the "Agreement"), dated for identification purposes only as of the 12th day of September
1997, is made by and between HOWARD HUGHES PROPERTIES, LIMITED
PARTNERSHIP, a Delaware limited partnership ("HHP"), and ARDEN
REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer").


                      A G R E E M E N T :

          A. HHP owns that certain seven-story office building containing approximately one hundred four thousand two hundred thirty-five (104,235) rentable square feet located at 6601 Center Drive West, Los Angeles, California (the "Office Building") together with a parking garage with approximately two hundred sixty-five (265) parking spaces.

          B. Buyer and HHP heretofore have entered into negotiations pursuant to which Buyer offered to purchase and acquire from HHP, and HHP has agreed to sell to Buyer, upon the terms and subject to the conditions set forth herein, the Property (as hereinafter defined).

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HHP and Buyer agree as follows:

                          ARTICLE ONE
                 PURCHASE AND SALE OF PROPERTY

     1.1 Sale of Property. Upon the terms and subject to the conditions hereinafter set forth, HHP shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase and acquire from HHP, all right, title and interest of HHP in and to the Property (as defined in Section 1.2 hereof).

     1.2 Definition of Property. As used in this Agreement, the term "Property" shall include all of the real personal and intangible property described in subsections (a) through (f) hereof:

          (a) The land on which the Office Building is located, and all appurtenant rights thereto, which land (the "Office
Land"), is more particularly described on Exhibit "A" hereto;

          (b) All buildings, structures, parking areas and other improvements located on the Office Land (the "Office Improvements");

          (c) All personal property owned by HHP located at and used in connection with the operation and management of the Office Building which is listed on Exhibit "B" attached hereto and incorporated herein by reference ("Personal Property");

          (d)  All leases to tenants leasing space in the Office
Building (the "Tenant Leases") identified on Exhibit "C" attached hereto and incorporated herein by reference which shall be assigned from HHP to Buyer at the Close of Escrow;

          (e)  To the extent assignable, those certain Service
Contracts (as defined in Section 5.2(h)) that are approved by Buyer pursuant to Section 5.2(h) which shall be assigned from HHP to Buyer at the Close of Escrow; and

          (f) All other right, title and interest of Seller constituting part and parcel of the Property, including, easements, licenses, permits, air rights, certificates of occupancy, warranties, rights-of-way, signs, telephone listings and numbers, the use of the name "Northpoint Building," as well as the use of any tradename, logo or trademark that is associated with the name "Northpoint Building," sewer agreements, water line agreements, utility agreements, water rights and oil, gas and mineral rights (collectively, the "Intangibles") to the extent assignable or transferable.

     1.3  Exclusions.  Notwithstanding any provision of Section
1.2 hereof to the contrary, the Property shall not include:

          (a)  Any non-transferable licenses; and

          (b) Any personal property located on the Office Land and owned by any entity other than HHP.

                          ARTICLE TWO
                         PURCHASE PRICE

     2.1 Purchase Price. The purchase price ("Purchase Price") for the Property shall be Twenty-One Million Eight Hundred
Thousand and 00/100 Dollars ($21,800,000.00).

     2.2 Earnest Money Deposit. On the Effective Date of this Agreement, Buyer shall deposit the sum of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) as an earnest money deposit (the "Deposit") with Escrow Holder (as hereinafter defined), which Deposit shall be applied toward the Purchase Price at Close of Escrow, except as otherwise provided herein. The Deposit shall be in the form of a cashier's check made payable to Escrow Holder.

     2.3 Cash Balance Due. Upon Close of Escrow (as defined in this Agreement below), Buyer shall pay into Escrow in cash an amount (the "Cash Balance Due") equal to (i) the Purchase Price less the Deposit (together with all interest earned thereon) plus
(ii) Buyer's Closing Expenses as defined in Section 7.4 plus or minus (iii) the Buyer's prorations pursuant to Section 7.1.

     2.4 Investment of Deposit. Buyer shall have the right to instruct Escrow Holder to invest the Deposit in the following investments ("Approved Investments"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller, (iii) Certificates of Deposit or Money Market Accounts of institutions whose deposits are insured by the FDIC or (iv) such other manner as may be reasonably agreed to by Seller and Purchaser. The Deposit shall be disposed of by Escrow Agent only as provided in this Agreement. In the absence of such written instructions, Escrow Holder shall invest the Deposit in one or more interest bearing trust accounts with local, federally insured banking institutions; provided, Buyer executes and delivers to Escrow Holder an Internal Revenue Service Form W-9.

                         ARTICLE THREE
                             ESCROW

     3.1 Escrow Instructions. The purchase and sale of the Property shall be consummated through an escrow (the "Escrow") to be established at Stewart Title of California ("Escrow Holder"). The Escrow shall be opened within three (3) business days following the Effective Date (as hereinafter defined) by delivery to Escrow Holder of a fully executed copy of this Agreement which shall constitute Escrow Holder's instructions. HHP and Buyer agree to execute and deliver to Escrow Holder such additional and supplemental instructions as Escrow Holder may require in order to clarify Escrow Holder's duties under this Agreement; provided, however, that in the event of any conflict or inconsistency between this Agreement and any instructions delivered to Escrow Holder the terms of this Agreement shall govern the duties of Escrow Holder and the rights and obligations of HHP and Buyer.

     3.2 Definition of "Close of Escrow". For purposes of this Agreement, the term "Close of Escrow" shall mean the time when
Escrow Holder shall have recorded all of the instruments to be recorded as set forth in Section 6.4 below.

     3.3 Operation of Property. Except as may be first approved by Buyer (whose approval shall not be unreasonably withheld or delayed), or as may be otherwise contemplated by this Agreement, Seller shall not following the Effective Date: (i) amend, supplement or otherwise change in any material respect the terms and conditions of the Service Contracts and Tenant Leases; (ii) enter into any contract or commitment, or incur any liability, with respect to the Property (except contracts and commitments entered into, and current liabilities incurred, in the ordinary course of business with third parties); or (iii) cause a monetary encumbrance to be recorded upon the Property. Notwithstanding anything to the contrary in the preceding sentence, Buyer agrees to reimburse HHP, at the Close of Escrow, for eighty percent (80%) of those tenant improvement costs, and commissions, incurred by HHP under that Lease, dated July, 1993, between Jannotta Bray and HHP which was assigned to Right Management Consultants in March of 1995 and amended by that First Amendment, dated July 7, 1997. Additionally, if HHP enters into any leases for space in the Office Building after the Effective Date but prior to the Close of Escrow, which leases are approved by Buyer, which approval shall not be unreasonably withheld or delayed, and incurs any costs to construct tenant improvements in the Office Building or pay commissions to brokers or others in connection with such leases, Buyer, if Buyer purchases the Property, agrees to reimburse, at the Close of Escrow, HHP for all costs ("Improvement/Commission Costs") incurred, as of the Close of Escrow, by HHP relating to the construction of the tenant improvements and payment of commissions. To the extent the construction of the tenant improvements are not complete by the Close of Escrow or the payment of the commissions are not yet due, Buyer agrees to assume all obligations for the payment of those tenant improvements to be constructed after the Close of Escrow and any commissions due after the Close of Escrow.

     3.4 Declaration of Special Land Use Restrictions. As a material inducement to HHP to sell the Property to Buyer, Buyer has agreed, at the Close of Escrow, to execute and cause to be recorded upon the Office Land that certain Special Land Use Restrictions attached hereto as Exhibit "D" ("Special Land Use Restrictions") which, among other things, require that the existing Office Building upon the Office Land shall not be expanded to increase the square footage of the Office Building and restrict any future new construction of any additional buildings upon the Office Land without HHP"s prior approval.

     3.5 Auditing. At Buyer's request at any time from and after the date hereof until the date that is one (1) year after the Close of Escrow, HHP shall, at Buyer"s expense, provide to Buyer's designated independent auditor reasonable access to the books and records of the Property, regarding the period for which Buyer is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission, but only to the extent that such books, records and related information are in HHP's possession or control and relate to the period during which HHP held title to the Property. Further, HHP agrees to provide such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit "J" attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards (but shall not thereby be deemed to have made any representation or warranty to Buyer or to any other third party).

                          ARTICLE FOUR
                       CONDITION OF TITLE

     4.1 Permitted Exceptions. HHP shall convey to Buyer fee simple title to the Office Land subject only to the following exceptions (the "Permitted Exceptions"):

          (a) Preliminary Title Report. The exceptions which are disclosed by the Report described

          (b)  Other Matters.  All other covenants,
conditions, restrictions, reservations, rights, rights-of-way, easements, dedications, offers of dedication and other matters of record.
          (c)  Survey Matters.  All matters which are
disclosed by the ALTA Survey of the Property.
          (d)  Taxes.  A lien to secure payment of
general and special real property taxes and assessments not delinquent, and any supplemental tax liens imposed as a result of this transaction.
          (e)  Parking Garage.  The rights of the
owner of the building commonly known as 6701 Center
Drive West ("6701 Building") to use the parking garage of the Office Building as more fully set forth in Section 3.2 of that certain Construction, Operations and Reciprocal Easement Agreement For
Parking Structure and Entertainment Complex, dated
April 29, 1997, between HHP and The Prudential
Insurance Company of America, which is reflected in the Report.
4.2  Title Insurance Policy.  At Close of Escrow and
                        as a
condition thereto, Escrow Holder shall issue to Buyer an ALTA Owner's Policy of title insurance (the "Title
Policy") of Stewart Title Guaranty Company (the
"Title Company") as to the Property, with a limit of liability in the amount of the Purchase Price subject only to the Permitted Exceptions. HHP shall be responsible for making the necessary arrangements to prepare an ALTA Survey ("ALTA Survey") for the issuance of the Title Policy. HHP shall be responsible for the payment of all the costs relating to the ALTA Survey.

                    ARTICLE FIVE
       CONDITIONS PRECEDENT TO CLOSE OF ESCROW

     5.1 HHP's Conditions. Each of the following shall constitute a condition precedent to the obligations of HHP to close the Escrow and may be waived only by a written wavier executed by HHP and delivered to Escrow Holder:

          (a)  Funds.  Buyer shall have deposited
with Escrow Holder immediately available funds in the amount of the Cash Balance Due described in Section
2.3 above at least one (1) business day prior to the date set for Close of Escrow.
          (b)  Default.  Buyer shall not have
committed a Buyer Event of Default (as defined below).
   (c) Assumption of Liability. Buyer shall have deposited with Escrow Holder the assignment and assumption documents ("Assignment and Assumption
Documents") attached hereto as Exhibit "I," which is incorporated herein by reference, duly executed by Buyer in counterpart.

     5.2 Buyer's Conditions. Each of the following shall constitute a condition precedent to the obligations of Buyer to close the Escrow and may be waived only by a written waiver executed by Buyer and delivered to Escrow Holder:

          (a)  Contingency Period.  Buyer shall have
the right, at any time up to and including 5:00 P.M.
Pacific Daylight Savings Time on the thirtieth (30th) day after the Effective Date (the "Contingency
Date"), to satisfy itself as to the Property and its condition, suitability, and feasibility for Buyer's intended use thereof, including, without limitation, the future marketability of the Office Improvements to potential tenants, the condition of the Property, the zoning for the Property and the availability of all permits, licenses, variances and the like necessary for Buyer's intended use of the Property.
Upon Buyer"s request, HHP shall provide Buyer with access to all documents and materials relative to the Property which are in the possession and control of HHP including, without limitation, copies of the Service Contracts and Tenant Leases and Buyer shall have the right to conduct market feasibility or other studies Buyer deems appropriate concerning the Property. During the Contingency Period, Buyer may terminate this Agreement for any reason in Buyer's sold and governed by the laws of the State of California.

   14.4 Attorneys' Fees. In the event of any litigation between the parties regarding this Agreement or the Property, the prevailing party shall be entitled to the payment by the losing party of its reasonable attorneys' fees, court costs and litigation expenses, as determined by the court.

   14.5 Further Assurances; Survival. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement. All covenants and obligations contained in this Agreement which imply or require performance after Close of Escrow and all representations and warranties of the parties contained in this Agreement shall survive the Close of Escrow.

   14.6 Entire Agreement; Amendments. This Agreement, together with the other written agreements referred to herein, is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the agreement between the parties. As such, this Agreement supersedes any and all prior understandings between the parties, whether oral or written. Any amendments to this Agreement shall be in writing and shall be signed by both parties hereto. This Agreement may be executed in counterparts, and when taken together, shall constitute a binding agreement.

   14.7 No Waiver. A waiver by either party hereto of a breach of any of the covenants or agreements hereof to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions hereof.

   14.8 No Assignment. Neither Buyer nor HHP shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party hereto, which may be withheld in such party's sole and absolute discretion.

   14.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

   14.10 Headings; Exhibits; Cross References. The headings and captions used in this Agreement are for convenience and ease of reference only and shall not be used to construe, interpret, expand or limit the terms of this Agreement. All exhibits attached to this Agreement and the Recitals at the front of this Agreement are incorporated herein by the references thereto contained herein. All references in this Agreement to Articles, Sections and Exhibits shall be to Articles, Sections and Exhibits of or to this Agreement, unless otherwise specified.

   14.11 Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permitted by law.

   14.12 Performance of Acts on Business Days. Unless specifically stated to the contrary, all references to days herein shall be deemed to refer to calendar days. In the event that the final date for payment of any amount or performance of any act hereunder falls on a Saturday, Sunday or holiday, such payment may be made or act performed on the next succeeding business day.

    14.13 Backup Withholding. If any regulations proposed or promulgated by the Internal Revenue Service subject the transactions contemplated hereunder to backup withholding (which would require Buyer to withhold a portion of the Purchase Price from HHP), then HHP may, at its option, provide Buyer and/or Escrow Holder with the necessary declaration in order to exempt such transactions from backup withholding.

   14.14 No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of HHP and Buyer and their respective permitted assigns and is not intended and shall not be construed as conferring any benefit on any third party or the general public.

   14.15 Effective Date. "Effective Date" shall mean the date on which this Agreement is executed by the last of the parties to execute this Agreement as set forth opposite their respective signatures below and an original of the Agreement delivered to Escrow Holder.

   14.16 HHP's 1031 Exchange. HHP may, at its option exercisable within its discretion, arrange for tax-deferred exchanges of the Property within the meaning of Section 1031 of the Internal Revenue Code, and Buyer agrees in such event to cooperate with HHP in order to effectuate such an exchange or exchanges concurrently with Buyer's acquisition of the Property, or any portion thereof. Buyer also agrees to cooperate with HHP in effecting a delayed or non-simultaneous tax-deferred exchange. In this connection, Buyer hereby agrees to permit HHP to assign its rights, duties and obligations to sell the Property to a qualified intermediary ("Accommodator") in order to facilitate HHP's transfer of the Property in a manner that may qualify as a non-simultaneous tax-deferred exchange under Section 1031 of the Internal Revenue Code. Notwithstanding the foregoing, the Property may be conveyed directly from HHP to Buyer by deed as authorized by Section 1031 of the Internal Revenue Code. The foregoing assignment by HHP to Accommodator shall not limit, modify, alter or impair in any way the obligations of HHP under this Agreement, except that the Accommodator shall have the right to receive Buyer's payment of the Purchase Price for the Property. HHP shall not be released from any covenant, duty or obligation agreed to by HHP under this Agreement as a result of the assignment to Accommodator of HHP's rights, duties and obligations to sell the Property. HHP will be solely responsible for all additional escrow fees, title insurance fees, and documentary transfer taxes in order to facilitate the transaction contemplated under this Section 14.16.
   14.17 Facsimile Signatures. Buyer and HHP each (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied signature, (iii) is aware that the other party will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents and notices effecting the transaction contemplated by this Agreement based on the fact that a signature or notice was sent by telecopy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth beneath their respective signatures below.

HHP:                                  BUYER:
HOWARD  HUGHES  PROPERTIES,           ARDEN  REALTY  LIMITED PARTNERSHIP,
LIMITED PARTNERSHIP, a                    a Maryland limited partnership
Delaware limited partnership
                                      By its general partner:
By its sole general partner:          ARDEN REALTY, INC., a
THE HOWARD HUGHES CORPORATION,          Maryland corporation
a Delaware corporation

                                   By:/s/ Victor J. Coleman By:/s/
Michael C. Niarchos
                                   Print Name: Victor J. Coleman
Print Name: Michael C. Niarchos
                                   Print Title: President and COO
Print Title: General Counsel and
              Senior Vice President

Executed at _______________,       Executed at _______________,
___________, this ______ day of         ___________, this _______
day of
_______________, 19___.            ________________, 19___.


     STEWART TITLE OF CALIFORNIA hereby acknowledges receipt of the foregoing escrow instructions and agrees to act as Escrow
Holder in accordance with the terms and conditions thereof.

                                   STEWART TITLE OF CALIFORNIA

                                   By:___________________________

                                   Title:________________________

                                   Date:_________________________